EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

Telkonet, Inc.

Waukesha, Wisconsin

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-161909 and 333-175737) of Telkonet, Inc. of our report dated April 2, 2018, relating to the consolidated financial statements, which appear in this Form 10-K.

/s/ BDO USA, LLP

Milwaukee, Wisconsin

April 2, 2018